Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-218303) and related Prospectus of BeiGene, Ltd. for the registration of its ordinary shares and to the incorporation by reference therein of our reports dated February 28, 2019, with respect to the consolidated financial statements of BeiGene, Ltd., and the effectiveness of internal control over financial reporting of BeiGene, Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Beijing, People’s Republic of China
May 9, 2019